Exhibit 99.1

Elanco Animal Health 2500 Innovation Way Greenfield, IN 46140

FOR IMMEDIATE RELEASE

Media Contact: Colleen Parr Dekker +1 (317) 989.7011 or colleen_parr_dekker@elanco.com

Investor Contact: Tiffany Kanaga +1 (302) 897.0668 or kanaga_tiffany@elanco.com

Elanco Begins Next Phase of Integration Post-Bayer Animal Health Acquisition; Executive Committee Member Sarena Lin to Depart

Transformation efforts will streamline and localize as next phase of integration is realized

GREENFIELD, Ind.--(January 11, 2021) --Today Elanco Animal Health Incorporated (NYSE: ELAN) announced that executive vice president of Transformation and Technology, Sarena Lin, will take a role outside of the company at the end of January. Lin has led the company’s stand up and integration efforts over the last year, helping position Elanco for its final phases of integration and value capture.

Joining Elanco as head of North American operations in 2018, Lin most recently oversaw the creation of the company’s technology infrastructure post-separation from Eli Lilly and Company (“Lilly”), as well as the successful closure and first phases of integration of Bayer’s animal health business into Elanco. This included the completion of Elanco’s own IT operations and simultaneous build out of two Enterprise Resource Planning (ERP) systems to operate the standalone and newly acquired business.

“The work done by Sarena’s team to stand Elanco up as an independent company has helped us become a stronger, stable entity,” said Jeffrey N Simmons, Elanco president and chief executive officer. “I want to thank Sarena for her valuable contributions and wish her well. Because of the transformation work she led with her team, we are well positioned to begin the next phase of integration.”

As the integration enters its next phase, technology and transformation work will streamline, localizing ownership of the structure and technology to ensure affiliates are equipped to address the diverse needs of customers. Responsibility for finance and productivity initiatives related to the integration and the IT organization will shift to Todd Young, chief financial officer.

These changes are a key milestone in Elanco’s progression through the Innovation, Productivity and Portfolio (IPP) strategy. As the company outlined at its first Investor Day last month, the next phase of transformation will create shareholder value and increase productivity through:

•	Accelerated value capture opportunities through the Bayer Animal Health integration to deliver $300 million in synergies by 2023, two years faster and at the high end of the company’s earlier commitment.

•	Execution of the next phase of the multi-year productivity agenda across the manufacturing network to achieve an additional $100 million in cost savings/avoidance by 2023.

•	A strengthened synergy between business and board, including an enhanced scope of the Board’s Finance Committee to emphasize operational initiatives, merger and acquisition integration, financial matters and margin expansion and related areas of oversight. Additionally, the company created a board-level Innovation, Science and Technology Committee focused on advancing and augmenting the product pipeline.

Additionally, the company outlined near-term growth drivers including:

•	Eight expected product launches in 2021, one of which has blockbuster potential.

•	Portfolio balance across species and geography.

•	Key enablers including omnichannel leadership, pricing, and digital ecosystem.

“There has been a great deal of momentum created as we move into 2021,” Simmons continued. “We have been in a state of physical growth over the past few years, and now we are shifting to nurture that growth and its investment to return even greater value for shareholders and customers alike.”

ABOUT ELANCO

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ Sustainability/ESG Pledges – all to advance the health of animals, people, and the planet. Learn more at www.elanco.com

Forward Looking Statement
This press release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) about development and reflects Elanco’s current belief. Forward-looking statements are based on our current expectations and assumptions regarding our business and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. For further discussion of these and other risks and uncertainties, see Elanco’s most recent filings with the United States Securities and Exchange Commission. Except as required by law, Elanco undertakes no duty to update forward-looking statements to reflect events after the date of this release.

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© 2021 Elanco or its affiliates.